UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2006

ERGO SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26988 (Commission File Number)	04-3565746 (I.R.S. Employer Identification Number)

790 Turnpike St., Suite 202 North Andover, MA (Address of principal executive offices)	01845 (Zip Code)

Registrant’s telephone number, including area code: (978) 688-8833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05            Costs Associated with Exit or Disposal Activities.

On November 27, 2006 following an initial strategic review of the business units of the subsidiaries of Ergo Science Corporation (the “Company”), several of the Company’s wholly-owned subsidiaries informed approximately 30 people that their positions may be made redundant and that they may be terminated.  The positions of these employees may no longer be necessary because of the reduction in size of the Company’s business as it moves to focus its development on fewer market positions and to improve the overall efficiency of the Company’s operations.

The Company expects to incur primarily severance and other employee benefit termination costs in connection with the termination of such employees.  The Company currently expects to complete the termination of such employees by February of 2007.  Charges related to these actions are expected to be incurred in the fourth quarter of 2006 in the amount of approximately £300,000 (approximately $570,000).  The Company expects that substantially all of the foregoing costs will result in future cash expenditures either in the fourth quarter of 2006 or the first quarter of 2007.  As the Company implements the termination of such employees, the actual costs and charges may change in amount and/or timing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERGO SCIENCE CORPORATION

Date: December 1, 2006	By	/s/ Ling Kwok
Ling Kwok
Vice President